Exhibit 4.32

Exclusive Option Agreement

This Exclusive Option Agreement (this “Agreement”) is executed by and among the following Parties as of December28, 2015 in Beijing, the People’s Republic of China (the “PRC”):

Party A:	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd., a wholly foreign owned enterprise, incorporated and existing under the laws of the PRC, with its address at Room 1810, 18/F, 1 Zhichun Road, Haidian District, Beijing;

Party B:	Zhengdong Zhu, a PRC citizen with PRC Identification No.: 320102196806142439

Party C:	Baohong Yin, a PRC citizen with PRC Identification No.: 320102196710242849;

Party D:	Beijing Champion Healthcare Education Technology Co., Ltd., a limited liability company incorporated and existing under the laws of the PRC, with its address at Room 303A, 3/F, 1 Zhichun Road, Haidian District, Beijing.

Under this Agreement, each of Party A, Party B, Party C and Party D shall be referred to as a “Party” respectively, and collectively referred to as the “Parties”.

Whereas:

Party B and Party C are Party D’s shareholders and as of the date hereof, hold an aggregate of 100% equity interests of Party D, representing RMB 32,000,000 in the registered capital of Party D.

As of the date hereof, the Parties executed an equity pledge agreement (the “Equity Pledge Agreement”), each of Party B and Party C executed a power of attorney (the “Power of Attorney”).

Now therefore, upon mutual discussion and negotiation, the Parties have agreed to execute the following agreement:

1.	Sale and Purchase of Equity Interest

1.1	Option Granted

1.1.1	Party B and Party C hereby irrevocably grant Party A an irrevocable and exclusive right to purchase, or designate one or more persons (each, a “Designee”) to purchase, in a lump sum or by installments, the equity interests in Party D, including any increased equity interests held as a result of the increase of registered capital of Party D in future, held by Party B and Party C (the “Equity Interests”), at any time in part or in whole at Party A’s sole and absolute discretion to the extent permitted by the PRC laws and at the price stipulated in Section 1.3 herein (such right being the “Equity Interest Purchase Option”). No person other than Party A or the Designee(s) shall be entitled to the Equity Interest Purchase Option or other rights with respect to the Equity Interests. Party D hereby agrees to the grant by Party B and Party C of the Equity Interest Purchase Option to Party A. Party B and Party C hereby waive any right of first refusal with respect to the Equity Interests granted by Party D’s articles of association and the PRC laws, and irrevocably agree that any shareholder of Party D transfers the Equity Interests to Party A and/or the Designee(s). The term “person” herein shall refer to individuals, corporations, joint ventures, partnerships, enterprises, trusts or non-corporate organizations.

1.1.2	Party B, Party C and Party D hereby acknowledge that the Equity Interest Purchase Option shall be deemed to include the irrevocable rights to purchase all or part of Party D’s assets (including without limitation, all tangible and intangible assets currently held or to be purchased in future by Party D, such as copyrights of computer software, patents, patent applications, trademarks and domain names, etc.). All provisions and conditions (including the term of purchase price) set forth in this Agreement shall be applicable in the event that Party A and/or the Designee(s) purchase all or part of Party D’s assets pursuant to this Agreement, unless such provisions or conditions violate the applicable laws. Party A and/or the Designee(s) may elect to purchase all or part of the Equity Interests held by Party B or Party C respectively, or all or part of Party D’s assets, or the combination of both.

1.2	Steps for Exercise of Equity Interest Purchase Option

Subject to the provisions of the PRC laws and regulations, Party A may exercise the Equity Interest Purchase Option by issuing a written notice to Party B and Party C (the “Equity Interest Purchase Option Notice”), specifying (a) Party A or the Designee(s)’ decision to exercise the Equity Interest Purchase Option; (b) the portion of equity interests to be purchased by Party A or the Designee(s) from Party B and Party C (the “Purchased Equity”); and (c) the purchase/transfer date with respect to the Purchased Equity.

1.3	Equity Interest Purchase Price

The purchase price for all the Equity Interests purchased by Party A by exercising the Equity Interest Purchase Option (the “Base Price”) shall be RMB32,000,000; if Party A exercises the Equity Interest Purchase Option to purchase part of the Equity Interests, the then applicable purchase price shall be calculated proportionally. If the PRC law requires a minimum price higher than the Base Price when Party A exercises the Equity Interest Purchase Option, such minimum price permitted by the PRC law shall be the purchase price (collectively, the “Equity Interest Purchase Price”).

1.4	Transfer of Purchased Equity

For each exercise of the Equity Interest Purchase Option by Party A:

1.4.1	Party B and Party C shall cause Party D’s shareholders to adopt a resolution approving Party B and Party C’s transfer of the Purchased Equity to Party A and/or the Designee(s);

1.4.2	Party B and Party C shall obtain the written statements from Party D’s other shareholders giving consent to the transfer of the Purchased Equity to Party A and/or the Designee(s) and waiving any right of first refusal related thereto (if applicable).

1.4.3	Party B and Party C shall execute an equity interest transfer contract with respect to each transfer with Party A and/or each Designee (whichever is applicable), in accordance with the provisions of this Agreement and the Equity Interest Purchase Option Notice;

1.4.4	The relevant Parties shall execute all other necessary contracts, agreements or documents, obtain all necessary government licenses and permits and take all necessary actions to transfer valid ownership of the Purchased Equity to Party A and/or the Designee(s), unencumbered by any security interests, and cause Party A and/or the Designee(s) to become the registered owner(s) of the Purchased Equity. For the avoidance of doubt, “security interests” shall include securities, mortgages, third party’s rights or interests, any stock options, acquisition right, right of first refusal, right to offset, ownership retention or other security arrangements, but shall be deemed to exclude any security interest created by this Agreement, the Equity Pledge Agreement and the Power of Attorney.

2.	Covenants

2.1	Covenants regarding Party D

Party B, Party C (each as a shareholder of Party D) and Party D hereby jointly and severally covenant as follows:

2.1.1	Without the prior written consent of Party A, they shall not in any manner supplement, change or amend any constitutional documents of Party D, increase or decrease its registered capital, or change its registered capital or shareholding structure in other manners;

2.1.2	They shall maintain Party D’s corporate existence in accordance with good financial and business standards and custom, obtain and maintain all necessary government licenses and permits and practice by prudently and effectively operating its business and handling its affairs;

2.1.3	Without the prior written consent of Party A, they shall not at any time following the date hereof, sell, transfer, mortgage or dispose of in any manner any assets of Party D or legal or beneficial interest in the business or revenues of Party D, or allow the encumbrance thereon of any security interest;

2.1.4	Without the prior written consent of Party A, they shall not incur, inherit, guarantee or suffer to exist of any debt with respect to Party D, except for (i) debts incurred in the ordinary course of business other than through loans; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained;

2.1.5	They shall always operate all of Party D’s businesses during the ordinary course of business to maintain the asset value of Party D and refrain from any action/forbearance that may affect Party D’s operating status and asset value;

2.1.6	Without the prior written consent of Party A, they shall not cause Party D to execute any material contract, terminate any existing material contract or cause Party D to execute any contract in conflict with the existing material contract, except the contracts in the ordinary course of business;

2.1.7	Without the prior written consent of Party A, they shall not cause Party D to provide any person with any loan or credit, or incur any material obligations except obligations incurred in the ordinary course of business;

2.1.8	They shall provide Party A with information on Party D’s business operations and financial condition at Party A’s request;

2.1.9	If requested by Party A, they shall procure and maintain insurance in respect of Party D’s assets and business from an insurance carrier approved by Party A, at an amount and type of coverage typical for companies that operate similar businesses;

2.1.10	Without the prior written consent of Party A, they shall not cause or permit Party D to merge or consolidate with, acquire or invest in any person;

2.1.11	They shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to Party D’s assets, business or revenue;

2.1.12	To maintain the ownership by Party D of all of its assets, they shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.1.13	Without the prior written consent of Party A, they shall ensure that Party D shall not in any manner distribute dividends to any of its shareholders; If Party A consents that Party D distributes dividends to Party B, Party C and other shareholders of Party D (if any), then Party B, Party C and other shareholders of Party D (if any) shall make all such Party D’s dividends and other distributions paid to Party A.

2.1.14	They shall not appoint or remove any directors, supervisors or other management of Party D which shall be appointed or removed by Party B and Party C;

2.1.15	Without Party A’s prior written consent, they shall not engage in any business in competition with Party A or its affiliates; and

2.1.16	Unless otherwise required by the PRC law, Party D shall not be terminated, dissolved or liquated without prior written consent by Party A.

2.2	Covenants of Party B and Party C

Party B and Party C hereby jointly and severally covenant as follows:

2.2.1	Without the prior written consent of Party A, Party B and Party C shall not sell, transfer, mortgage or dispose of in any other manner any legal or beneficial interest in the Equity Interests held by Party B and Party C, or allow the encumbrance thereon, except for the interest placed in accordance with the Equity Pledge Agreement and the Power of Attorney;

2.2.2	Without the prior written consent of Party A, Party B and Party C shall cause the shareholders and/or the directors of Party D not to approve the sale, transfer, mortgage or disposition in any other manner of any legal or beneficial interest in the Equity Interests held by Party B and Party C, or allow the encumbrance thereon of any security interest, except for the interest placed pursuant to the Equity Pledge Agreement and the Power of Attorney;

2.2.3	Without the prior written consent of Party A, Party B and Party C shall cause the shareholders or the directors of Party D not to approve the merger or consolidation with any person, or the acquisition of or investment in any person;

2.2.4	Party B and Party C shall immediately notify Party A of the occurrence or possible occurrence of any litigation, arbitration or administrative proceedings relating to the Equity Interests held by Party B and Party C;

2.2.5	Party B and Party C shall cause the shareholders or the directors of Party D to approve the transfer of the Purchased Equity as set forth in this Agreement and to take any and all other actions that may be requested by Party A;

2.2.6	To the extent necessary to maintain Party B and Party C’s ownership of the Equity Interests, Party B and Party C shall execute all necessary or appropriate documents, take all necessary or appropriate actions and file all necessary or appropriate complaints or raise necessary and appropriate defenses against all claims;

2.2.7	Party B and Party C shall appoint or remove any designee of Party A as the directors, supervisors or other management of Party D which should be appointed or removed by Party B and Party C, at the request of Party A;

2.2.8	Party B and Party C hereby waives its right of first of refusal to transfer of equity interest by the other existing shareholders of Party D to Party A (if any);

2.2.9	Party B, Party C or other shareholders of Party D (if any) shall promptly donate any profit, interest, dividend or proceeds of liquidation to Party A and/or the Designee(s) to the extent permitted under applicable PRC laws; and

2.2.10	Party B and Party C shall strictly abide by the provisions of this Agreement and other contracts jointly or separately executed by the Parties, perform the obligations hereunder and thereunder, and refrain from any action/forbearance that may affect the effectiveness and enforceability thereof. To the extent that Party B and Party C has any remaining rights with respect to the Equity Interests under this Agreement, the Equity Pledge Agreement or the Power of Attorney, Party B and Party C shall not exercise such rights except in accordance with the written instructions of Party A.

3.	Representations and Warranties

Party B, Party C and Party D hereby represent and warrant to Party A, jointly and severally, as of the date of this Agreement and each date of transfer of the Purchased Equity, that:

3.1	They have the authority to execute and deliver this Agreement and any equity interest transfer contracts to which they are parties concerning the Purchased Equity to be transferred thereunder (each, a “Transfer Contract”), and to perform their obligations under this Agreement and any Transfer Contract. Party B, Party C and Party D agree to enter into the Transfer Contracts consistent with the terms of this Agreement upon Party A’s exercise of the Equity Interest Purchase Option. This Agreement and the Transfer Contracts to which they are parties constitute or will constitute their legal, valid and binding obligations and shall be enforceable against them in accordance with the provisions thereof;

3.2	Party B, Party C and Party D have obtained any and all approvals and consents from government authorities and third parties (if necessary) for the execution, delivery and performance of this Agreement.

3.3	The execution and delivery of this Agreement or any Transfer Contract and the obligations under this Agreement or any Transfer Contract shall not (i) cause any violation of any applicable PRC laws; (ii) be inconsistent with any constitutional documents of Party D; (iii) cause the violation of any contracts or instruments to which they are a party or which are binding on them, or constitute any breach under any contracts or instruments to which they are a party or which are binding on them; (iv) cause any violation of any condition for the grant and/or continued effectiveness of any licenses or permits issued to either of them; or (v) cause the suspension or revocation of or imposition of additional conditions to any licenses or permits issued to either of them;

3.4	Each of Party B and Party C has a good and merchantable title to the Equity Interests he/she holds. Except for the Equity Pledge Agreement and the Power of Attorney, none of Party B or Party C has placed any security interest on such equity interests;

3.5	Party D has a good and merchantable title to all of its assets, and has not placed any security interest on the aforementioned assets;

3.6	Party D does not have any outstanding debts, except for (i) debt incurred in the ordinary course of business; and (ii) debts disclosed to Party A for which Party A’s written consent has been obtained.

3.7	Party D has complied with all PRC laws and regulations applicable to asset acquisitions; and

3.8	There is no pending or threatened litigation, arbitration or administrative proceeding relating to Party D, any of the Equity Interests or any of Party’s assets.

4.	Term

This Agreement shall become effective upon duly execution by the Parties, and remain effective until all the Equity Interests have been transferred or assigned to Party A and/or the Designee(s) in accordance with this Agreement.

5.	Governing Law and Dispute Resolution

5.1	Governing law

The execution, validity, interpretation, performance, amendment and termination of this Agreement and the resolution of disputes hereunder shall be governed by the PRC laws.

5.2	Dispute Resolution

In the event of any dispute with respect to the interpretation and performance of this Agreement, the Parties shall first resolve the dispute through friendly negotiations. In the event the Parties fail to reach an agreement on the dispute within 30 days after either Party’s request to the other Parties for resolution of the dispute through negotiations, either Party may submit the relevant dispute to the China International Economic and Trade Arbitration Commission for arbitration, in accordance with its arbitration rules. The arbitration shall be conducted in Beijing, and the language used in arbitration shall be Chinese. The arbitration award shall be final and binding on all Parties.

6.	Taxes and Fees

Each Party shall pay any and all transfer and registration tax, expenses and fees incurred thereby or levied thereon in accordance with the PRC laws in connection with the preparation and execution of this Agreement and the Transfer Contracts, as well as the consummation of the transactions contemplated under this Agreement and the Transfer Contracts.

7.	Notices

7.1	All notices and other communications required or permitted to be given pursuant to this Agreement shall be delivered personally or sent by registered mail with postage prepaid, by a commercial courier service or by facsimile transmission to the address of such Party set forth below. A copy of each notice shall also be sent by email. The date on which notice is deemed to be effectively given shall be determined as follows:

7.1.1	Notices given by personal delivery, by courier service or by registered mail, postage prepaid, shall be deemed effectively given on the date of receipt or refusal at the address specified for notices.

7.1.2	Notices given by facsimile transmission shall be deemed effectively given on the date of successful transmission (as evidenced by an automatically generated confirmation of transmission).

7.2	For the purpose of notices, the addresses of the Parties are as follows:

Party A:	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Attn:	Zhi Wang

Phone:	86-10-82337885

Facsimile:	86-10-82337887

Party B:	Zhengdong Zhu

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Phone:	86-10-82319999

Facsimile:	86-10-82337887

Party C:	Baohong Yin

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Phone:	86-10-82319999

Facsimile:	86-10-82337887

Party D:	Beijing Champion Healthcare Education Technology Co., Ltd.

Address:	18th Floor, Xueyuan International Tower,1 Zhichun Road, Haidian District, Beijing 100083, People’s Republic of China

Attn:	Zhi Wang

Phone:	86-10-82337885

Facsimile:	86-10-82337887

7.3	Any Party may at any time change its address for notices by delivering a notice to the other Parties in accordance with the terms hereof.

8.	Confidentiality

The Parties acknowledge that the existence and the terms of this Agreement and any oral or written information exchanged between the Parties in connection with the preparation and performance this Agreement are regarded as confidential information. Each Party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other Party, it shall not disclose any relevant confidential information to any third parties, except for the information that (a) is or will be in the public domain (other than through the receiving Party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any Party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section. Disclosure of any confidential information by the staff members or agencies hired by any Party shall be deemed disclosure of such confidential information by such Party, which Party shall be held liable for breach of this Agreement. This Section shall survive the termination of this Agreement for any reason.

9.	Further Warranties

The Parties agree to promptly execute documents that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement and take further actions that are reasonably required for or are conducive to the implementation of the provisions and purposes of this Agreement.

10.	Breach of Agreement

10.1	If Party B, Party C or Party D conducts any material breach of any term of this Agreement, Party A shall have right to terminate this Agreement and require the Party B, Party C or Party D to compensate all damages; this Section 10 shall not prejudice any other rights of Party A herein;

10.2	If Party A conducts any breach of any term of this Agreement, Party B , Party C or Party D shall not have right to terminate this Agreement in any event unless otherwise required by applicable laws.

11.	Miscellaneous

11.1	Assignment

Without Party A’s prior written consent, Party B, Party C or Party D shall not assign its rights and/or obligations under this Agreement to any third party. After issuing notice to Party B, Party C and Party D, Party A may assign its rights and/or obligations under this Agreement to any third party designated by it.

11.2	Amendment, change and supplement

Any amendment, change or supplement to this Agreement shall require the execution of a written agreement by all Parties.

11.3	Entire agreement

Except for the amendments, supplements or changes in writing executed after the execution of this Agreement, this Agreement shall constitute the entire agreement reached by and among the Parties hereto with respect to the subject matter hereof, and shall supersede all prior oral and written consultations, representations and contracts reached with respect to the subject matter of this Agreement.

11.4	Headings

The headings of this Agreement are for convenience only, and shall not be used to interpret, explain or otherwise affect the meanings of the provisions of this Agreement.

11.5	Language

This Agreement is written in Chinese and English in four copies, each Party having one copy with equal legal validity; in case there is any conflict between the Chinese version and the English version, the Chinese version shall prevail.

11.6	Severability

In the event that one or several of the provisions of this Agreement are found to be invalid, illegal or unenforceable in any aspect in accordance with any laws or regulations, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected or compromised in any respect. The Parties shall strive in good faith to replace such invalid, illegal or unenforceable provisions with effective provisions that accomplish to the greatest extent permitted by law and the intentions of the Parties, and the economic effect of such effective provisions shall be as close as possible to the economic effect of those invalid, illegal or unenforceable provisions.

11.7	Successors

This Agreement shall be binding on and shall inure to the interest of the respective successors of the Parties and the permitted assigns of such Parties.

11.8	Survival

11.8.1	Any obligations that occur or that are due as a result of this Agreement upon the expiration or early termination of this Agreement shall survive the expiration or early termination thereof.

11.8.2	The provisions of Sections 5, 8, 10 and this Section 11.8 shall survive the termination of this Agreement.

11.9	Waivers

Any Party may waive the terms and conditions of this Agreement, provided that such a waiver must be provided in writing and shall require the signatures of the Parties. No waiver by any Party in certain circumstances with respect to a breach by other Parties shall operate as a waiver by such a Party with respect to any similar breach in other circumstances.

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IN WITNESS WHEREOF, the Parties have caused their authorized representatives to execute this Exclusive Option Agreement as of the date first above written.

Party A:	Beijing Zhongxi Champion Healthcare Education Technology Co., Ltd.

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Legal Representative

Party B:	Zhengdong Zhu

By:	/s/ Zhengdong Zhu

Party C:	Baohong Yin

By:	/s/ Baohong Yin

Party D:	Beijing Champion Healthcare Education Technology Co., Ltd.

By:	/s/ Zhengdong Zhu
Name:	Zhengdong Zhu
Title:	Legal Representative